Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 19, 2021, with respect to the consolidated financial statements included in the Annual Report of Energy Transfer Operating, L.P. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said report in the Registration Statement of Energy Transfer Operating, L.P. on Form S-3 File No. 333-250128.
/s/ GRANT THORNTON LLP
Dallas, Texas
February 19, 2021